Exhibit 99.1
AVANIR ANNOUNCES FISCAL 2009 FIRST QUARTER FINANCIAL RESULTS
ALISO VIEJO, Calif., February 17, 2009 — Avanir Pharmaceuticals (NASDAQ: AVNR) today reported unaudited financial results for the three months ended December 31, 2008.
For the first quarter of fiscal 2009, Avanir reported a net loss from continuing operations of $5.2 million, or $0.07 per share, compared with a net loss from continuing operations of $4.4 million, or $0.10 per share, for the first quarter of fiscal 2008. Total net revenues for the first quarter of fiscal 2009 were $1.8 million, compared with $2.1 million for the same quarter in fiscal 2008. The decrease in revenue is attributed to a decrease in grant revenue resulting from the completion of the government funded anthrax antibody program. Total operating expenses were $7.0 million in the first quarter of fiscal 2009, compared with $6.6 million in the comparable fiscal 2008 period. Cash used in continuing operations during the first quarter of fiscal 2009 was $5.7 million.
“We continue to make significant progress with our Zenvia™ clinical development programs,” said Dr. Randall Kaye, Avanir’s Chief Medical Officer. “We are excited about the rapid enrollment, low overall rates of discontinuations and the number of patients rolling over into the open label extension study. We continue to make excellent progress with patient enrollment and expect to have our final pseudobulbar affect (PBA) patient enrolled next month with top-line data expected no later than September of this year.”
“2009 is shaping up to be a pivotal year for Avanir with several important near-term milestones on the horizon. We remain committed to our timeline of generating top-line data for Zenvia in the treatment of PBA by September, which would allow us to submit a full response to the U.S. Food and Drug Administration’s (FDA) approvable letter in the first half of 2010. These are crucial steps in achieving our mission of becoming a leading developer and marketer of innovative therapies for central nervous system disorders,” said Keith Katkin, President and CEO.
RECENT HIGHLIGHTS AND UPCOMING MILESTONES:
CLINICAL PROGRAMS AND PIPELINE
Zenvia in PBA
•	Enrolled 269 of the approximately 300 PBA patients targeted for enrollment in the confirmatory Phase III STAR trial as of February 13, 2009.

•	Reaffirmed guidance that patient enrollment is expected to be completed in March of 2009 and top-line data is expected no later than September of 2009.

•	While not requested by the FDA, initiated an Advanced Cardiac Safety Study (ACSS) to assist in planned label discussions with the FDA for Zenvia. Results are expected early in the second calendar quarter.

•	Completed all of the preclinical studies requested by the FDA in the October 2006 Approvable Letter with no unexpected findings.
Zenvia in Neuropathic Pain
•	Received an initial response from the FDA regarding the proposed Zenvia Phase III diabetic peripheral neuropathic (DPN) pain study protocol and the Company is now engaged in positive dialogue with the Agency regarding the design of the study and overall program requirements.
COMPANY OPERATIONS
•	Received notification from GlaxoSmithKline of expected additional Abreva® royalty revenue of approximately $1.0 million.

•	Announced that the Annual Meeting of Shareholders will be held Thursday, February 19, 2009 in Newport Beach, California.
BALANCE SHEET HIGHLIGHTS
As of December 31, 2008, Avanir had cash and investments in securities totaling $36.5 million, including cash and cash equivalents of $35.6 million and restricted investments in securities of $857,000.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its financial results and recent business developments. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Christine Ocampo, Vice President of Finance to discuss financial results and answer questions. Investors are invited to listen to the live webcast by visiting Avanir’s corporate website at www.avanir.com.
An archived copy of the webcast will be available on Avanir’s website for 30 days, and a telephone replay will be available through February 23, 2009, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 82456072.
About Zenvia

Zenvia is a combination of two well-characterized compounds: the therapeutically active ingredient dextromethorphan and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. This first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways: through pre-synaptic inhibition of glutamate release via sigma-1 receptor agonist activity and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity. Zenvia is currently in development for the treatment of PBA and diabetic peripheral neuropathic

(DPN) pain. In October 2006, the Company received an approvable letter for Zenvia in the treatment of PBA. The Company has initiated a confirmatory Phase III study under a Special Protocol Assessment (SPA) agreement with the FDA utilizing a new lower quinidine dose formulation of Zenvia intended to address safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. For more information about this trial visit http://www.pbatrial.com, and for more information about the Agency’s SPA process, see http://www.fda.gov/cder/guidance/3764fnl.htm. In April 2007, Avanir announced successfully meeting all primary endpoints in a Phase III study of Zenvia in DPN pain. In May 2008, the Company released top-line results of a formal PK study that identified alternative lower-dose quinidine formulations of Zenvia for DPN pain intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication. Avanir is now engaged in positive dialogue with the FDA under the SPA process regarding the design of the next Phase III study in DPN pain and overall program requirements.
About Avanir

Avanir Pharmaceuticals is focused on acquiring, developing, and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, inflammation, and infectious diseases. Avanir’s lead product candidate, Zenvia, is being developed for the treatment of PBA and DPN pain. Avanir has licensed its MIF inhibitor program to Novartis International Pharmaceuticals Ltd. and has sold its anthrax monoclonal antibody program to Emergent BioSolutions. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com and further information about pseudobulbar affect can be found at www.PBAinfo.org.
Forward Looking Statements

Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. For example, there can be no assurance that any new doses of Zenvia for PBA or DPN pain will be safe and effective, that any additional Phase III trial for Zenvia will be successful or that the U.S. Food and Drug Administration (FDA) will approve Zenvia for any indication, that the Company will meet clinical development timelines, that the Company will be able to achieve targeted levels of expenditures or that the Company will be able to secure additional worldwide intellectual property protection for its Zenvia patent portfolio. There can be no assurances that Zenvia clinical development programs for indications other than PBA will move forward without additional capital or partnerships. There can also be no assurance that the proceeds from the Company’s April 2008 offering of common stock and warrants will be sufficient to fund our clinical trials to completion as expected or to fund operations through the expected timing of an approval decision from the FDA. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.

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Avanir Investor Contacts
Eric Benevich
Brenna Mullen
ir@avanir.com
(949) 389-6700